Exhibit 5.1
[Sullivan & Cromwell LLP Letterhead]
January 12, 2006
Thomas Weisel Partners Group, Inc.,
One Montgomery Street,
San Francisco, California 94104.
Dear Ladies and Gentlemen:
     In connection with the registration under the Securities Act of 1933 (the “Securities Act”) of 5,750,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of Thomas Weisel Partners Group, Inc., a Delaware corporation (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, when the registration statement relating to the Shares (the “Registration Statement”) has become effective under the Securities Act, the terms of the sale of the Shares have been duly established in conformity with the Company’s certificate of incorporation and the Shares have been duly issued and sold as contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.
     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP